Exhibit 10.2

EXECUTIVE EMPLOYMENT AGREEMENT

THIS EXECUTIVE EMPLOYMENT AGREEMENT (this “Agreement”) is made February 3, 2014 (the “Effective Date”) among Racecar Holdings, LLC, a Delaware limited liability company (“Holdings”), WideOpenWest Networks, LLC, a Delaware limited liability company (the “Company”), and Steven Cochran (“Executive”).  The Company is a wholly-owned Subsidiary of Holdings.  Capitalized terms used in this Agreement and not otherwise defined have the meanings assigned to such terms in Section 11.

WHEREAS, Executive is currently employed by the Company pursuant to the terms of an employment agreement dated May 1, 2006 (the “Prior Agreement”); and

WHEREAS, Holdings desires to memorialize the employment of Executive under the terms and conditions specified herein, and Executive desires to be so employed by Holdings.

NOW, THEREFORE, in consideration of the mutual promises and conditions set forth herein, the parties hereto agree to replace the Prior Agreement in its entirety with this Agreement on the terms and conditions set forth below:

In consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.                                      Employment; Prior Employment Agreement.

(a)         As of the Effective Date, this Agreement will replace and supersede the Prior Agreement in its entirety, and the parties hereto agree that such replacement shall not trigger any liability (including any severance liability) on the part of any party hereto with respect to the Prior Agreement.

(b)         Holdings will employ Executive, and Executive accepts employment with the Company, upon the terms and conditions set forth in this Agreement, for the period beginning on the Effective Date and ending as provided in Section 4 (the “Employment Period”).

2.                                      Position and Duties.  During the Employment Period, Executive will (a) continue to serve as the President of Holdings and its Subsidiaries until the CEO End Date as defined in the Chairwoman Agreement between the Company and Colleen Abdoulah, (b) beginning on the CEO End Date, serve as the Chief Executive Officer of Holdings and its Subsidiaries and render such managerial, analytical, administrative, marketing, creative and other executive services to Holdings and its Subsidiaries as are from time to time necessary in connection with the management and affairs of Holdings and its Subsidiaries, in each case subject to the authority of the Board of Directors of Holdings (the “Board”), and (c) serve as a member of the Board.  During the Employment Period, Executive will devote his best efforts and substantially all of his business time and attention (except for permitted vacation periods and reasonable periods of illness or other incapacity) to the business and affairs of Holdings and its Subsidiaries; provided that, without limiting Section 7, during the Employment Period, Executive will not directly or indirectly own, manage, control, participate in, consult with, render services for, or in any other manner engage in the business of providing cable television, Internet, data, telephony and other communications services (together with all reasonably related activities, the “Business”) other than (i) on behalf of Holdings or any Subsidiary or (ii) as a passive owner of less than 5% of the outstanding stock of a corporation of any class which is publicly traded, so long as Executive has no direct or indirect participation in or managerial influence over the business of such corporation.  Executive will report to the Board.  Executive will perform his duties and responsibilities to the best of his abilities in a diligent, trustworthy, businesslike and efficient manner.  Subject to Section 7, Executive shall be permitted to continue to perform such charitable activities, as he desires, provided that Executive’s performance of such activities does not interfere in a material manner with Executive’s performance of his duties hereunder.  If Executive desires to serve on any boards he may do so with the consent of the Board, such consent not to be unreasonably withheld.

3.                                      Salary and Benefits.

(a)         Salary.  During the Employment Period, the Company will pay Executive an annual base salary of $610,000 as base compensation for services and will be subject to increases effective as of that date base salary adjustments are effective for the Company’s senior management group taken as a whole, as determined by the Compensation Committee of the Board (the “Compensation Committee”) from time to time (such base salary as modified from time to time, the “Base Salary”).  The Base Salary will be payable in regular installments in accordance with the general payroll practices of Holdings and its Subsidiaries.

(b)         Bonus.  In addition to the Base Salary, the Board shall award a bonus (the “Annual Bonus”) to Executive following the end of each fiscal year during the Employment Period.  The target bonus shall be 100% of the annual Base Salary based upon achievement of objective performance goals established by the Compensation Committee, after consultation with Executive, no later than 30 days after the commencement of the relevant performance period.  The Compensation Committee shall establish additional performance thresholds above and below the target at which the Annual Bonus shall range from 50% to that percentage in excess of 100% of Base Salary permitted by the Company’s then existing Management Bonus Plan.  Unless the Compensation Committee otherwise determines, the performance period shall be the fiscal year and the performance goals may be based upon Executive’s and Holdings’ and its Subsidiaries’ performance, including Holdings’ and its Subsidiaries’ performance relative to budgeted EBITDA, numbers of subscribers, capital expenditures, customer satisfaction, and other goals established by the Compensation Committee.  The target performance thresholds established by the Compensation Committee shall be plausible and achievable, as determined in the Compensation Committee’s good faith after consultation with Executive, and shall be adjusted as necessary to reflect unusual or extraordinary events, accounting changes, or other events affecting the performance thresholds.  For purposes of this paragraph, Base Salary shall mean the rate of Base Salary in effect at the end of the fiscal year. The Annual Bonus shall be paid during the calendar year following the performance year, on a date determined by the Board. Other than as provided in Section 4(b), Executive must be employed at the time the Annual Bonus is paid to be eligible for such Annual Bonus.

(c)          Equity.

(i)                                     Performance Vest Unit Targets. In the first half of 2014, Executive will propose reasonable EBITDA targets applicable to his unvested Performance Vest Units (as such terms are defined in the Racecar Holdings Agreement) to be mutually agreed upon with the Board.  Furthermore, such Performance Vest options shall accelerate in the same manner as set forth in Section 11.4(e) of the Racecar Holdings Agreement.

(ii)                                  New Management Incentive Units. In the first half of 2014, Executive will propose new grants of Management Incentive Units out of the available pool of Class C Units (as such terms are defined in the Racecar Holdings Agreement) to reflect promotions and the new organizational structure to be mutually agreed upon with the Board. These newly issued Management Incentive Units will be subject to the vesting terms set forth in Article XI of the Racecar Holdings Agreement.

(d)         Benefits.  During the Employment Period, Executive shall be eligible to participate in the health, dental, vision, life and long term disability insurance plans as the Board may establish or approve from time to time for senior executive officers of Holdings and its Subsidiaries, subject to the applicable plan’s terms.

(e)          Reimbursement of Expenses.  During the Employment Period, the Company will reimburse Executive for all reasonable expenses incurred by him in the course of performing his duties under this Agreement and which are consistent with the Company’s policies in effect from time to time with respect to travel, entertainment and other business expenses, subject to the Company’s requirements with respect to reporting and documentation of such expenses.

4.                                      Termination and Termination Payments.

(a)         The Employment Period will continue until the earliest of:

(i)                                     Expiration of the Term.  For purposes of this Agreement, the “Term” will begin as of the Effective Date and shall expire on the fifth annual anniversary of the Effective Date;

(ii)                                  Executive’s resignation due to Good Reason;

(iii)                               Executive’s resignation without Good Reason or termination of employment due to death, disability or other incapacity (as determined by the Board in good faith);

(iv)                              termination by the Company for Cause;

(v)                                 Executive’s death;

(vi)                              termination by the Company on account of Executive’s Disability; or

(vii)                           termination by the Company for any other reason than those listed above (or for no reason), in which case such termination of employment shall be referred to as termination “Without Cause.”

For purposes of this Agreement, “Cause” means (A) the indictment of Executive or Executive entering a plea of guilty or no-contest or similar plea with respect to, any felony or crime involving intentional dishonesty (including any breach of Securities laws) or the commission of any act or omission involving actual fraud or embezzlement with respect to Holdings or any of its Subsidiaries, (B) repeated failure by Executive to perform duties as reasonably directed by the Board, (C) Executive’s gross negligence, willful misconduct or breach of fiduciary duty with respect to Holdings or any of its Subsidiaries, (D) any material breach by Executive of this Agreement after written notice from the Board and (if capable of correction) ten days to correct such failure, or (E) a material misrepresentation or non-disclosure by Executive in reporting to the Board.

For purposes of this Agreement, “Good Reason” means without Executive’s prior written consent: (A) a material breach of this Agreement by Holdings or the Company, (B) the requirement that Executive relocate to a location which is outside the Denver metropolitan area; (C) the Company’s reduction in Base Salary or any other material agreed-upon benefit required to be provided under this Agreement during the Employment Period; (D) a material and adverse reduction in Executive’s duties, title, responsibilities, authority or reporting responsibilities; or (E) a failure of any successor (by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to become liable for the performance of this Agreement by assumption pursuant to the terms of this Agreement or by operation of law or otherwise; provided that to constitute “Good Reason,” (x) Executive must inform the Company in writing of the event purporting to trigger Good Reason within thirty days of the initial occurrence of the event, (y) the Company must fail to cure such circumstances within the thirty-day period following receipt of written notice from Executive and (z) Executive must resign for Good Reason within the fifteen-day period following the expiration of the Company’s thirty-day cure period. Unless Executive’s resignation for Good Reason complies with the foregoing, the grounds to terminate for Good Reason on account of such event shall be irrevocably forfeited by Executive.

For purposes of this Agreement, “Disability” shall be defined as Executive’s inability to perform, by reason of physical or mental incapacity, Executive’s duties or obligations under this Agreement for a period of one hundred twenty (120) consecutive days or a total period of two hundred ten (210) days in any three hundred sixty (360)-day period, as determined in good faith by a medical doctor or other health care specialist selected pursuant to the following sentence, in each case, after taking into account reasonable accommodations as required by applicable law or in such a manner as to qualify for permanent benefits under the Company’s long-term disability insurance policy.  Executive shall cooperate in all reasonable respects with the Company if a question arises as to whether Executive has become disabled (including, without limitation, submitting to reasonable examinations by one or more medical doctors and other health care specialists selected by the Company and reasonably acceptable to Executive or Executive’s legal representative and authorizing such medical doctors and other health care specialists to discuss Executive’s condition with designated human resources professionals of the Company or the Board).

(b)         If the Employment Period terminates for any reason, then Executive will receive within five (5) days of the termination date a lump sum cash payment of all earned but unpaid

Base Salary through the termination date, any earned but unpaid bonus for which the performance measurement period has ended prior to the termination date, any accrued but unused vacation as of the termination date, and unreimbursed but substantiated business expenses. Additionally, any amounts payable under any Company benefit plans shall be paid in accordance with the terms of the applicable plan.  Executive will not be entitled to receive his Base Salary or any fringe benefits or Annual Bonus for periods after the termination of the Employment Period.  The payments set forth in this Section 4(b) shall be referred to as the “Accrued Benefits.”

(c)          If the Employment Period is terminated Without Cause or if Executive resigns for Good Reason, then in addition to the Accrued Benefits, the Company will continue to pay the Base Salary as provided in Section 3(a), and will continue to provide the benefits described in Section 3(d) to the extent the terms of the relevant plans permit, for the twenty-four (24) month-period commencing on the day after the last day of the Employment Period, so long as Executive continues to comply with Sections 6 and 7; provided that the Company will have no obligation to make any such payments or provide any such benefits (other than the Accrued Benefits) unless and until Executive has executed and not revoked a release within sixty days of Executive’s last day of employment in favor of the WOW Companies and all related persons of all past, present and future claims against them, in form and substance acceptable to the Company. Any payments due before the foregoing release is effective and irrevocable shall be paid in lump sum in the first payment made after the release is effective and irrevocable.  Otherwise, the continued Base Salary payments in this Section 4(c) will be payable in regular installments in accordance with the general payroll practices of Holdings and its Subsidiaries and any continued benefits in accordance with the terms of the applicable plan. Any payments under this Section 4(c) shall be subject to Section 15.

5.                                      Resignation as Officer or Director.  Unless otherwise agreed to by the Company, upon the termination of the Employment Period, Executive shall automatically be deemed to have resigned each position (if any) that he then holds as an officer or director of Holdings or any of its Subsidiaries (including his membership on the Board).

6.                                      Confidential Information.  Executive acknowledges that the information, observations and data that have been or may be obtained by him during his employment or other relationship or interaction with Holdings or any Subsidiary, or any of their respective successors or predecessors (each of Holdings, any Subsidiary or any such successor or predecessor being a “WOW Company”) prior to and after the date of this Agreement concerning the current or proposed business or affairs of the WOW Companies (collectively, “Confidential Information”) are and will be the property of the WOW Companies.  Therefore, Executive agrees that he will not disclose to any unauthorized Person or use for his own account or for the account of any other Person (other than the WOW Companies in the course of performing his duties during the Employment Period) any Confidential Information without the prior written consent of Holdings, unless and to the extent that the Confidential Information in question has become generally known to and available for use by the public other than as a result of Executive’s acts or omissions to act.  Executive will deliver or cause to be delivered to the Company at the termination of the Employment Period, or at any other time that any WOW Company may request, all memoranda, notes, plans, records, reports, computer tapes and software and other documents and data (and copies thereof) containing or relating to Confidential Information or the business of any WOW Company that he may then possess or have under his control.

7.                                      Non-Compete, Non-Solicitation.

(a)         Non-Compete.  Executive acknowledges that during his employment or other relationship or interaction with the WOW Companies he has and will become familiar with trade secrets and other confidential information concerning such Persons, and with investment opportunities relating to the Business, and that his services will be of special, unique and extraordinary value to the WOW Companies.  Therefore, Executive agrees that, during the Employment Period and for the 24 month period following the last day of the Employment Period (the Employment Period and the period following being the “Noncompete Period”), he will not directly or indirectly own, manage, control, participate in, consult with, render services for, or in any other manner engage in any business, or as an investor in or lender to any business (in each case including on his own behalf or on behalf of another Person) which constitutes or is competitive with all or part of the Business as conducted in any Territory.  For purposes of this Agreement, “Territory” means any geographic market in which any of the WOW Companies holds a franchise to conduct the Business during the Employment Period or in which any of the WOW Companies has taken material steps to obtain franchise rights during the Employment Period or at the end of the Employment Period if the Employment Period has terminated.  Nothing in this Section 7(a) will prohibit Executive from being a passive owner of less than 5% of the outstanding stock of a corporation of any class which is publicly traded, so long as Executive has no direct or indirect participation in or managerial influence over the business of such corporation.  By initialing in the space provided below, Executive acknowledges that he has read carefully and had the opportunity to consult with legal counsel regarding the provisions of this Section 7(a).             [initial].

(b)         Non-Solicitation.  During the Noncompete Period, Executive will not directly or indirectly (i) induce or attempt to induce any employee or independent contractor of any WOW Company to leave the employ or contracting relationship with such WOW Company, or in any way interfere with the relationship between any WOW Company and any employee or full-time independent contractor thereof, (ii) solicit for employment or as an independent contractor any person who was an employee or independent contractor of any WOW Company at any time during the Employment Period, or (iii) induce or attempt to induce any customer, supplier or other business relation of any WOW Company to cease doing business with such entity or in any way interfere with the relationship between any such customer, supplier or other business relation and such WOW Company.  By initialing in the space provided below, Executive acknowledges that he has read carefully and had the opportunity to consult with legal counsel regarding the provisions of this Section 7(b).             [initial].

8.                                      Enforcement.  The Company and Executive agree that if, at the time of enforcement of Section 6 or 7, a court holds that any restriction stated in any such Section is unreasonable under circumstances then existing, then the maximum period, scope or geographical area reasonable under such circumstances will be substituted for the stated period, scope or area.  Because Executive’s services are unique and because Executive has access to information of the type described in Sections 6 and 7, Holdings, the Company and Executive agree that money damages would be an inadequate remedy for any breach of Section 6 or 7.

Therefore, in the event of a breach or threatened breach of Section 6 or 7, any WOW Company may, in addition to any other rights and remedies existing in its favor, apply to any court of competent jurisdiction for specific performance and/or injunctive or other relief in order to enforce, or prevent any violation of, the provisions of Section 6 or 7, without posting a bond or other security. The provisions of Sections 6, 7 and 8 and the other provisions of this Agreement are intended to be for the benefit of each of the WOW Companies, each of which may enforce such provisions and each of which (other than Holdings and the Company) is an express third-party beneficiary of such Sections and this Agreement generally.  Sections 6, 7 and 8 will survive and continue in full force in accordance with their terms notwithstanding any termination of the Employment Period. By initialing in the space provided below, Executive acknowledges that he has read carefully and had the opportunity to consult with legal counsel regarding the provisions of this Section 8.             [initial].

9.                                      Representations and Warranties of Executive.  Executive represents and warrants to Holdings and the Company as follows:

(a)         Other Agreements.  Executive is not a party to or bound by any employment agreement, non-compete agreement or confidentiality agreement with any other Person.

(b)         Authorization.  This Agreement when executed and delivered will constitute a valid and legally binding obligation of Executive, enforceable against Executive in accordance with its terms.

10.                               Survival of Representations and Warranties.  All representations and warranties contained herein will survive the execution and delivery of this Agreement.

11.                               Certain Definitions.  When used herein, the following terms will have the following meanings:

“Person” means an individual, a partnership, a corporation, an association, a limited liability company, a joint stock company, a trust, a joint venture, an unincorporated organization or any other entity (including any governmental entity or any department, agency or political subdivision thereof).

“Racecar Holdings Agreement” means that certain Fourth Amended and Restated Operating Agreement of Holdings, dated as of July 17, 2012, by and among its members, as the same may be amended, restated or modified from time to time.

“Subsidiaries” means, with respect to any Person, any corporation, limited liability company, partnership, association or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of such Person or a combination thereof, or (ii) if a limited liability company, partnership, association or other business entity, a majority of the partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of such Person or entity or a combination thereof.  For purposes hereof, a Person or Persons will be deemed to have a majority ownership interest in a limited liability company, partnership, association or other business entity if such Person or Persons will be allocated a majority of limited liability company, partnership, association or other business entity gains or losses or will be or control any managing director, managing member, or general partner of such limited liability company, partnership, association or other business entity.  Unless stated to the contrary, as used in this Agreement the term Subsidiary means a Subsidiary of Holdings.

12.                               Key-Person Life Insurance.  Executive agrees to submit to any requested physical examination in connection with Holdings’ or any Subsidiary’s purchase of a “key-person” insurance policy.  Executive agrees to cooperate fully in connection with the underwriting, purchase and/or retention of any such insurance policy by Holdings or any of its Subsidiaries.

13.                               Miscellaneous.

(a)         Notices.  All notices, demands or other communications to be given or delivered under or by reason of the provisions of this Agreement will be in writing and will be deemed to have been given when delivered personally to the recipient, sent to the recipient by reputable overnight courier service (charges prepaid), or mailed to the recipient by certified or registered mail, return receipt requested and postage prepaid.  Such notices, demands and other communications will be sent to the address indicated below:

Notices to Executive:

Steven Cochran
9510 S. Silent Hills Dr.
Lone Tree, CO 80124

Notices to Holdings or the Company:

WideOpenWest Networks, LLC
7887 East Belleview Avenue, Suite 1000
Englewood, CO 80111

Attention: Board of Directors
with copies (which will not constitute notice to Holdings or the Company) to:

Racecar Acquisition, LLC
259 East Michigan Avenue
Suite 209
Kalamazoo, Michigan 49007
Attention: D. Craig Martin, Esq.

Racecar Holdings, LLC
65 East 55th Street
18th Floor
New York, NY 10022
Attention: David Burgstahler

Kirkland & Ellis LLP
601 Lexington Avenue
New York, NY 10022
Attention: Jai Agrawal and Joshua Kogan

or to such other address or to the attention of such other person as the recipient party has specified by prior written notice to the sending party.

(b)         Amendment and Waiver.  No modification, amendment or waiver of any provision of this Agreement will be effective unless such modification, amendment or waiver is executed by Holdings, the Company and Executive.  The failure of any party to enforce any of the provisions of this Agreement will in no way be construed as a waiver of such provisions and will not affect the right of such party thereafter to enforce each and every provision of this Agreement in accordance with its terms.

(c)          Severability.  Without limiting Section 8, whenever possible, each provision of this Agreement will be interpreted in such a manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect the validity, legality or enforceability of any other provision of this Agreement in such jurisdiction or affect the validity, legality or enforceability of any provision in any other jurisdiction, but this Agreement will be reformed, construed and enforced in that jurisdiction as if such invalid, illegal or unenforceable provision had never been contained in this Agreement.

(d)         Entire Agreement.  Except as otherwise expressly set forth herein, this agreement and the other agreements referred to herein embody the complete agreement and understanding among the parties hereto with respect to the subject matter hereof and supersedes and preempts any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way (including, without limitation, the Prior Agreement).

(e)          Successors and Assigns.  This Agreement will bind and inure to the benefit of and be enforceable by Holdings, the Company and Executive and their respective permitted assigns; provided that Executive may not assign his rights or delegate his duties under this Agreement without the prior written consent of a majority of the Board.

(f)           Counterparts.  This Agreement may be executed simultaneously in two or more counterparts, any one of which need not contain the signatures of more than one party, but all such counterparts taken together will constitute one and the same Agreement.

(g)          Descriptive Headings; Interpretation; No Strict Construction.  The descriptive headings of this Agreement are inserted for convenience only and do not constitute a substantive part of this Agreement.  Whenever required by the context, any pronoun used in this Agreement will include the corresponding masculine, feminine or neuter forms, and the singular forms of nouns, pronouns, and verbs will include the plural and vice versa.  Reference to any agreement, document, or instrument means such agreement, document, or instrument as amended or otherwise modified from time to time in accordance with the terms thereof, and if applicable hereof.  The use of the words “include” or “including” in this Agreement will be by way of example rather than by limitation.  The use of the words “or,” “either” or “any” will not be exclusive.  The parties hereto have participated jointly in the negotiation and drafting of this Agreement.  In the event an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof will arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.  The parties agree that prior drafts of this Agreement will be deemed not to provide any evidence as to the meaning of any provision hereof or the intent of the parties hereto with respect hereto.

(h)         GOVERNING LAW.  ALL ISSUES AND QUESTIONS CONCERNING THE CONSTRUCTION, VALIDITY, INTERPRETATION AND ENFORCEMENT OF THIS AGREEMENT WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE DOMESTIC LAWS OF THE STATE OF DELAWARE, WITHOUT GIVING EFFECT TO ANY CHOICE OF LAW OR CONFLICT PROVISION OR RULE (WHETHER OF THE STATE OF DELAWARE OR ANY OTHER JURISDICTION) THAT WOULD CAUSE THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF DELAWARE TO BE APPLIED.  IN FURTHERANCE OF THE FOREGOING, THE INTERNAL LAW OF THE STATE OF DELAWARE WILL CONTROL THE INTERPRETATION AND CONSTRUCTION OF THIS AGREEMENT, EVEN IF UNDER THAT JURISDICTION’S CHOICE OF LAW OR CONFLICT OF LAW ANALYSIS, THE SUBSTANTIVE LAW OF SOME OTHER JURISDICTION WOULD ORDINARILY APPLY.

(i)            Waiver of Jury Trial.  EACH PARTY TO THIS AGREEMENT HEREBY WAIVES, TO THE EXTENT PERMITTED BY APPLICABLE LAW, TRIAL BY JURY IN ANY LITIGATION IN ANY COURT WITH RESPECT TO, IN CONNECTION WITH, OR ARISING OUT OF THIS AGREEMENT OR ANY ANCILLARY AGREEMENT OR THE VALIDITY, PROTECTION, INTERPRETATION, COLLECTION OR ENFORCEMENT THEREOF.

(j)            Actions by Holdings or the Company.  Subject to the provisions of Section 13(e), any action, election or determination by the Board or any WOW Company pursuant to or relating to this Agreement will be effective if, and only if, it is taken or made by (or with the prior approval of) a majority of the members of the Board who are not at the time employees of Holdings or any of its Subsidiaries.  Notwithstanding any provision of the LLC Agreement to the contrary, no meeting or quorum of the Board will be required in order for such majority to take, make or approve any such action, election or determination.

14.                               Put Right.

(a)         Upon either (i) a termination by the Company of Executive’s employment Without Cause or (ii) a resignation by Executive for Good Reason (each, a “Put Event”), Executive will have a right, but not the obligation, to sell a number of vested Units (as such term is defined in the Racecar Holdings Agreement) of Holdings held by Executive equal to the lesser of (i) vested Units representing 20% of the outstanding vested Units held by Executive (valued at fair market value as of Executive’s termination date, as determined in good faith by the Board consistent with Avista Capital Partners’ most recent valuation of Holdings) or (ii) vested Units with a fair market value of $2,000,000 (valued at fair market value as of Executive’s termination date, as determined in good faith by the Board consistent with Avista Capital Partners’ most recent valuation of Holdings) (the “Put Units”), to the Company pursuant to the terms and conditions of this Section 14 (the “Put Right”). As promptly as practicable, but in any event within 30 days after any Put Event, Executive must provide written notice to Holdings of Executive’s intent to exercise the Put Right (the “Put Notice”); provided, that if Executive does not provide such written notice to the Company within such 30 day period, the Put Right shall be forfeited.  As promptly as practicable after the Holdings’ receipt of the Put Notice, the Board shall determine, in good faith and consistent with Avista Capital Partners’ most recent valuation of Holdings, the aggregate fair market value of vested Units held by Executive as of Executive’s termination date, and it’s determination of the amount of Units that constitute the Put Units, in each case as of the date of the Put Event.

(b)         Within 90 days after receipt of the Put Notice on a date determined by the Board (the “Put Date”), Holdings will repurchase or redeem in cash all of the Put Units for the aggregate fair market value of the Put Units determined in accordance with Section 14(a) (such price, the “Put Price”); provided, that the Put Date may be extended if such redemption or repurchase is (i) prohibited by the terms of any credit facility of Holdings or its Subsidiaries as the result of an event of default or (ii) not permissible under applicable law.  If the Put Date is extended pursuant to the proviso in the preceding sentence as a result of a prohibition under the terms of any credit facility of Holdings or its Subsidiaries, then Holdings shall repurchase as many Put Units as is permissible under such credit facility.  Holdings will use its commercially reasonable efforts to provide that any credit facility entered into following the date hereof by Holdings or its Subsidiaries does not contain an express prohibition on the transactions contemplated by this Section 14.  On the Put Date, if the Company pays the Put Price, all Put Units shall be canceled and no longer deemed to be outstanding.  At the closing of the purchase of the Put Units, Executive shall be required to deliver an assignment of such Put Units to Holdings, as well as make customary representations and warranties regarding the Put Units and the transactions contemplated by this Section 14.

15.                               Taxes.

(a)         Withholding. Holdings and its Subsidiaries may withhold from any and all amounts payable under this Agreement or otherwise such federal, state and local taxes as may be required to be withheld pursuant to any applicable law or regulation.

(b)         Code Section 409A.

(i)                                     The intent of the parties is that payments and benefits under this Agreement comply with Internal Revenue Code Section 409A and the regulations and guidance promulgated thereunder (collectively “Code Section 409A”) and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith.  To the extent that any provision hereof is modified in order to comply with Code Section 409A, such modification shall be made in good faith and shall, to the maximum extent reasonably possible, maintain the original intent and economic benefit to Executive and the Company of the applicable provision without violating the provisions of Code Section 409A.

(ii)                                  A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amount or benefit that constitutes “nonqualified deferred compensation” upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Code Section 409A and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment” or like terms shall mean “separation from service.”  Notwithstanding anything to the contrary in this Agreement, if Executive is deemed on the date of termination to be a “specified employee” within the meaning of that term under Code Section 409A(a)(2)(B), then with regard to any payment or the provision of any benefit that is considered “nonqualified deferred compensation” under Code Section 409A payable on account of a “separation from service,” such payment or benefit shall not be made or provided until the date which is the earlier of (A) the expiration of the six (6)-month period measured from the date of such “separation from service” of Executive, and (B) the date of Executive’s death, to the extent required under Code Section 409A.  Upon the expiration of the foregoing delay period, all payments and benefits delayed pursuant to this Section 15(b)(ii) (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed to Executive in a lump sum, and all remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein.

(iii)                               To the extent that reimbursements or other in-kind benefits under this Agreement constitute “nonqualified deferred compensation” for purposes of Code Section 409A, (x) all expense or other reimbursements hereunder shall be made on or prior to the last day of the taxable year following the taxable year in which such expenses were incurred by Executive, (y) any right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, and (z) no such reimbursement, expenses eligible for reimbursement, or in-kind benefits provided in any taxable year shall in any way affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year.

(iv)                              For purposes of Code Section 409A, Executive’s right to receive installment payments pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments.  Whenever a payment under this Agreement specifies a payment period with reference to a number of days, the actual date of payment within the specified period shall be within the sole discretion of the Company.

*    *    *    *    *

IN WITNESS WHEREOF, the parties hereto have executed this Executive Employment Agreement as of the date first written above.

RACECAR HOLDINGS, LLC

By:	/s/ Ben Silbert
Name: Ben Silbert
Title: Vice President

WIDEOPENWEST NETWORKS, LLC

By:	/s/ D. Craig Martin
Name: Craig Martin
Title: Secretary

/s/ Steven Cochran
Steven Cochran

Signature Page to Executive Employment Agreement